EXHIBIT A

         COVER LETTER TO THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

                                [Fund Letterhead]

      IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS
                  AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
           THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.


November 21, 2003

Dear Advantage Advisers Troon Fund, L.L.C. Member:

              We are writing to inform you of important dates relating to a tender offer by Advantage Advisers Troon Fund, L.L.C. (the "Fund"). If you are not interested in selling your limited liability company interests in the Fund ("Interest" or "Interests" as the context requires) at this time, please disregard this notice and take no action.

              The tender offer period will begin on Friday, November 21, 2003 and end at 12:00 midnight, Eastern Time, Friday, December 19, 2003. The purpose of the tender offer is to provide liquidity to members that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

              Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than 12:00 midnight, Eastern Time, on Friday, December 19, 2003. Please review Section 3 (Amount of Tender) in the enclosed Offer to Purchase to determine if you are eligible to tender your entire investment. If you do not wish to tender your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

              All tenders of Interests must be received by the Fund's Administrator, PFPC Inc., either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by 12:00 midnight, Eastern Time, Friday, December 19, 2003.

              If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your Account Executive or Angela C. Carn at our Administrator at (888) 697-9661 or (866) 306-0232.


Sincerely,

Advantage Advisers Troon Fund, L.L.C.





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